Exhibit 99.1

Printronix Announces Second Quarter Results for Fiscal Year 2007

IRVINE, Calif. - (BUSINESS WIRE) November 8, 2006 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the second quarter and six month period ended September 29, 2006. Revenue increased to $29.3 million for the second quarter of fiscal year 2007 compared with $29.0 million in the same quarter last year. The company reported net income for the quarter of $0.2 million, or $0.03 per diluted share, compared with a net loss of $1.6 million, or $0.26 per diluted share, for the same quarter of the prior fiscal year.

Revenue for the six months ended September 29, 2006 was $60.9 million compared with $60.7 million for the same period last year. Net income was $0.8 million, or $0.12 per diluted share, compared with a net loss of $1.4 million, or $0.22 per diluted share, for the same period last year.

“Through increased productivity and continued focus on cost reductions, we were able to increase our profitability over the same period last year,” said Robert Kleist, President and CEO of Printronix. “Earnings of $0.12 per share in the first six months of fiscal year 2007 were $0.34 per share greater than the prior year on the same level of sales. The gross margin increased to 39.2% for the first six months of fiscal 2007, up from 38.0% in the same period last year, primarily due to lower worldwide manufacturing costs as a result of cost reduction and containment measures.”

Operating expenses in the second quarter of fiscal 2007 were $11.3 million, down from $12.5 million in the second quarter of fiscal year 2006. Operating expenses for the six months ended September 29, 2006 were $23.3 million, down from $24.7 million for the same period last year. Operating expenses were lower in the current period due to lower engineering costs, focus on cost containment, and efficiencies in sales and marketing. The prior year quarter included costs for the launch of the P7000 and T5000 product lines.

The company ended the second fiscal quarter of 2007 with cash and short-term investments of $36.3 million, down from $42.6 million at the end of the second quarter of fiscal 2006, and down from $42.1 million at the end of fiscal year 2006. The decrease in cash and short-term investments from the beginning of the fiscal year is primarily due to payment of taxes of $2.5 million related to the repatriation of $32.0 million of dividends in the fourth quarter of fiscal year 2006, an increase in inventory of $1.7 million, and payment of $1.1 million in dividends to stockholders during the period.

Third Quarter Outlook
Printronix also announced that its third quarter revenue is expected to be within a range of $32 million to $34 million, and that earnings are expected to be within a range of $0.07 per share and $0.14 per share.

Conference Call
There will be an earnings conference call at 4:30 p.m. ET (1:30 p.m. PT) on Wednesday, November 8, 2006. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live web cast, it will be archived for replay on the web site. To listen to the live conference call via the telephone, you can access the call at 866-550-6338. Shortly after the call, a telephonic replay will be available through November 22, 2006, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 8797496 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

CONTACT: PRINTRONIX, INC., Irvine

Robert A. Kleist, President, CEO
        714-368-2863
        George L. Harwood, Senior Vice President Finance, CFO
        714-368-2384
or
Media Contact:
        WunderMarx, Inc.
        Cara Good
        714-862-1112, ext. 202
        cara.good@wundermarx.com
or
Investor Contact:
        EVC Group, Inc.
        Douglas M. Sherk
        415-896-6818
        dsherk@evcgroup.com
        Jenifer Kirtland
        415-896-2005
        jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	September 29,	June 30,	September 23,	September 29,	September 23,
	2006	2006	2005	2006	2005

Revenue	$29,263	$31,650	$28,958	$60,913	$60,745
Cost of sales	17,761	19,251	18,171	37,012	37,649

Gross margin	11,502	12,399	10,787	23,901	23,096

Engineering and development	3,092	3,139	3,608	6,231	7,476
Sales and marketing	5,493	5,955	6,115	11,448	12,231
General and administrative	2,720	2,861	2,751	5,581	5,001

Total operating expenses	11,305	11,955	12,474	23,260	24,708

Income (loss) from operations	197	444	(1,687)	641	(1,612)
Interest and other income, net	(169)	(249)	(224)	(418)	(429)

Income (loss) before taxes	366	693	(1,463)	1,059	(1,183)

Provision for income taxes	155	137	135	292	205

Net income (loss)	$211	$556	$(1,598)	$767	$(1,388)

Net income (loss) per share:
Basic	$0.03	$0.09	$(0.26)	$0.12	$(0.22)
Diluted	$0.03	$0.09	$(0.26)	$0.12	$(0.22)

Shares used in computing net
income (loss) per share:
Basic	6,299,942	6,283,591	6,241,949	6,291,767	6,222,233
Diluted	6,439,328	6,460,220	6,241,949	6,449,775	6,222,233

Gross margin %	39.3%	39.2%	37.3%	39.2%	38.0%
Operating expenses %	38.6%	37.8%	43.1%	38.2%	40.7%
Income (loss) from operations %	0.7%	1.4%	-5.8%	1.1%	-2.7%
Net income (loss) %	0.7%	1.8%	-5.5%	1.3%	-2.3%

PRINTRONIX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands)
(unaudited)

	September 29,	June 30,	September 23,
	2006	2006	2005
ASSETS
Cash and cash equivalents	$32,334	$36,585	$29,228
Short-term investments	3,991	2,019	13,384
Accounts receivable, net	19,402	20,433	15,649
Inventories, net	16,071	15,332	14,290
Other current assets	2,064	2,238	4,692
Property, plant and equipment, net	30,393	30,942	32,971
Other long-term assets	725	660	2,246

Total assets	$104,980	$108,209	$112,460

LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$13,125	$13,300	$700
Accounts payable	8,502	9,137	6,789
Other current liabilities	11,165	13,133	11,491
Other long-term liabilities	2,008	2,049	16,013
Stockholders' equity	70,180	70,590	77,467

Total liabilities and stockholders' equity	$104,980	$108,209	$112,460

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$14,684	$14,032	4.6%	50.2%	48.5%
EMEA	9,279	9,375	-1.0%	31.7%	32.4%
Asia Pacific	5,300	5,551	-4.5%	18.1%	19.1%
	$29,263	$28,958	1.1%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$21,119	$20,857	1.3%	72.2%	72.0%
Thermal (includes RFID)*	5,038	5,054	-0.3%	17.2%	17.5%
Laser	2,596	2,661	-2.4%	8.9%	9.2%
Verification products	510	386	32.1%	1.7%	1.3%

	$29,263	$28,958	1.1%	100.0%	100.0%

*RFID	$683	$792	-13.8%	2.3%	2.7%

	Three Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$8,334	$8,201	1.6%	28.5%	28.3%
Distribution	19,753	19,362	2.0%	67.5%	66.9%
Direct	1,176	1,395	-15.7%	4.0%	4.8%

	$29,263	$28,958	1.1%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$6,385	$6,630	-3.7%	21.8%	22.9%
Second largest customer	1,339	2,375	-43.6%	4.6%	8.2%
Top ten customers	13,799	14,443	-4.5%	47.2%	49.9%

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Six Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$30,872	$30,218	2.2%	50.7%	49.7%
EMEA	19,458	19,792	-1.7%	31.9%	32.6%
Asia Pacific	10,583	10,735	-1.4%	17.4%	17.7%

	$60,913	$60,745	0.3%	100.0%	100.0%

	Six Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
	2006	2005	Change	2006	2005
Sales by Product Technology	($ in thousands)
Line matrix	$43,867	$43,062	1.9%	72.0%	70.9%
Thermal (includes RFID)*	10,760	11,200	-3.9%	17.7%	18.4%
Laser	5,254	5,460	-3.8%	8.6%	9.0%
Verification products	1,032	1,023	0.9%	1.7%	1.7%

	$60,913	$60,745	0.3%	100.0%	100.0%

*RFID	$1,397	$1,735	-19.5%	2.3%	2.9%

	Six Months Ended			Percent of Total Sales
	September 29,	September 23,	Percent	September 29,	September 23,
	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$16,186	$17,693	-8.5%	26.6%	29.1%
Distribution	40,873	40,186	1.7%	67.1%	66.2%
Direct	3,854	2,866	34.5%	6.3%	4.7%

	$60,913	$60,745	0.3%	100.0%	100.0%